SECURITIES AND EXCHANGE COMMISSION
                  Washington, D. C.  20549

                          FORM 8-K
                      CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                         February 13, 1998
        Date of Report (Date of Earliest Event Reported)



                      ARNOLD INDUSTRIES, INC.
    (Exact Name of Registrant as Specified in its Charter)


                            PENNSYLVANIA
     (State or other jurisdiction of incorporation)

         0-10894                            23-2200465
(Commission File Number)      (Employer Identification Number)


625 South Fifth Avenue, Lebanon, PA               17042
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:  717/274-2521


                           No Change
     Former name, former address and former fiscal year, if changed since last report

ITEM 5 - Other Events

     On February 13, 1998, New Penn Motor Express, Inc., a subsidiary of Arnold Industries, Inc. (AIND: NASDAQ), announced that New Penn and the Teamsters Union signed an interim agreement to accept the terms of a new labor pact. The interim agreement assures there will be no work stoppage at New Penn.

     New Penn agreed to accept the terms and conditions of the National Master Freight Agreement (NMFA) that the Teamsters Union and the four national less-than-truckload carriers reached earlier this week. Until the NMFA is ratified by the union membership, New Penn further agreed to keep the terms and conditions of the current contract in effect.

     In return, the Teamsters negotiating committee, on behalf of the local unions it represents, agreed not to engage in any strike or work stoppage against New Penn.

     This agreement applies to all New Penn terminals, operations and employees presently covered by the freight agreement that expires on March 31, 1998. All terms and conditions of the new NMFA will be retroactive to April 1, 1998, if it is not ratified by that time.

     "We are pleased to be among the first to announce that we have reached an early agreement with the Teamsters Union that protects our employees and our customers," said Kenneth F. Leedy, President of New Penn.

     "This Agreement ends all customer concerns regarding a disruption of New Penn service, and stops the months of scare-tactics our loyal customers have endured from some competitors," Leedy added.

     New Penn is a Northeast regional less-than-truckload motor carrier providing next-day service through a network of 23 terminal facilities. New Penn employs over 1,400 people and operates a fleet of over 700 tractors and 1,400 trailers.


SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ARNOLD INDUSTRIES, INC.
                                   (Registrant)


Date:  February 18, 1998          By  /s/ Heath L. Allen
                                Heath L. Allen, Secretary



Date:  February 18, 1998              /s/ Ronald E. Walborn
                                Ronald E. Walborn, Treasurer